Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-160368, 333-37306, 333-60816, 333-118076, 333-132317, 333-160360, 333-132318, 333-159769, 333-27507, 333-36445, 333-118074, 333-39547, 333-45827  on Form S-8 and Nos. 333-160437 on Form S-3 of EMCORE Corporation of our report dated December 29, 2009  (January 10, 2011 as to the effects of correcting the 2009 financial statements described in Note 2), relating to the 2009 and 2008 consolidated financial statements of EMCORE Corporation and subsidiaries appearing in this Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2010.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Dallas, Texas
January 10, 2011